Exhibit 99.1

Waste Deep, Inc. Enters into a Business Combination with Digerati Technologies, Inc.

San Antonio, Texas - November 16, 2012 - Digerati Technologies, Inc. (OTCBB:DTGI) (OTCQB:DTGI), an established and award-winning provider of cloud communication services, today announced that it has entered into a transaction in anticipation of a definitive agreement for a business combination via the acquisition of 100% of the outstanding capital stock of Waste Deep, Inc.  Waste Deep, Inc. is an oil field services company with an initial focus in the Bakken Formation (the “Bakken”). The stockholders of Waste Deep, Inc. will receive newly issued shares of DTGI preferred stock, which will be convertible into DTGI Common Stock shares.  As part of the business combination, new officers and directors will be appointed; Mr. John Howell as CEO and director.

The business combination will not impact Digerati's current operations and customers. The Company will continue to provide cloud communication services through its operating subsidiaries. As a result of the transaction, Digerati will be positioned to provide its cloud-based telephony services to the rapidly expanding Oil and Gas industry, a lucrative vertical market for the Company.

Arthur L. Smith, outgoing Chief Executive Officer of Digerati Technologies, Inc., stated, “The business combination with Waste Deep, Inc. is a significant milestone for Digerati that is crucial to the future success of the Company, for both our current shareholders and customers.  Waste Deep, Inc.’s current operational subsidiaries have the revenue and earnings that will enhance our shareholders’ value. Our current management team will be able to focus on gaining momentum in the marketplace through Digerati’s existing operating subsidiaries.  Current management will retain control of the existing operations within a new subsidiary named Shift8 Technologies, Inc., and will remain as such until the subsidiary’s value makes financial and operational sense to operate independently.”

Incoming Chairman and CEO, John Howell, continued, “This business combination provides what we believe to be an increased value for current shareholders.  Oil field services organizations in the Bakken are experiencing growth rates that provide an excellent platform for acquisitions that take advantage of the arbitrage between public and private acquisition multiples.  We look forward to adding other accretive acquisitions in the future.”

About Digerati Technologies, Inc.

Digerati is a three-time recipient of Deloitte and Touche's Fast 500 Award for recognition as one of the 500 fastest growing technology companies in North America. Digerati Technologies, Inc. is meeting the global needs of businesses seeking simple, flexible, and cost-effective communication solutions. Digerati's cloud-based services include a fully hosted IP/PBX, VoIP transport, SIP trunking, data storage, and customized VoIP solutions for specialized applications. Services are delivered with unparalleled reliability and performance over Digerati's carrier-class global VoIP network, which has been built over the course of a decade. For more information visit www.digerati-inc.com.

About Waste Deep, Inc.

Waste Deep, Inc. is an acquisition company of oilfield services companies in the United States, with an initial focus in the Bakken Formation (the “Bakken”). Initial acquisitions are Dishon Disposal, Inc. and Hurley Enterprises, Inc., demonstrating the increase of shareholder value through the acquisition of significant earnings. The Bakken is one of the most important oil fields in the world today. Initial acquisition targets are located in the heart of the Bakken and are well positioned for strong growth, now and decades into the future.

Dishon Disposal Inc. (“Dishon”) is a waste disposal facility with a 25 year track record, focusing on solid and liquid wastes from oil field and drilling processes. The solid waste is land filled into specially prepared synthetic lined pits and the liquid waste is treated with industry leading water treatment technology, which can be applied across multiple industries outside of the oil field. The company is well respected in the community.

Hurley Enterprises, Inc. (“Hurley”) is also an oil field support services company that functions as a drilling site service company, with 98 service and rental lines of revenue. Hurley provides everything from skid houses, telecommunication services, booster booths, Porta-Potties, generators, potable water, and mess halls in service to many of the major drilling contractors and oil majors in the Bakken. Hurley has several sole source contracts with strategic contractors in the Bakken that will provide large growth opportunity within the next three (3) years.

Forward-Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.

Contact:

Jack Eversull

The Eversull Group

(972) 571-1624

(214) 469-2361 fax

jack@theeversullgroup.com